As filed with the Securities and Exchange Commission on January 15, 2015

Registration No. 333-  ___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MSC Industrial Direct Co., Inc.

(Exact name of Registrant as specified in its charter)

New York	11-3289165
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 Maxess Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

MSC Industrial Direct Co., Inc.

Amended and Restated Associate Stock Purchase Plan

(Full title of the plan)

Erik Gershwind

President and Chief Executive Officer

MSC Industrial Direct Co., Inc.

75 Maxess Road

Melville, New York 11747

(516) 812-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey N. Ostrager, Esq.

Curtis, Mallet-Prevost, Colt & Mosle LLP

101 Park Avenue

New York, New York 10178

(212) 696-6000

(Counsel to the Registrant)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Class A Common Stock, $0.001 par value	350,000	$73.89	$25,861,500	$3,006

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes additional shares of Class A Common Stock, $0.001 par value (the “Class A Common Stock”) of MSC Industrial Direct Co., Inc. that may be offered or issued as part of any stock split, stock dividend or similar transaction.

(2)	Calculated using the average of the high and low sales price of the Class A Common Stock on the New York Stock Exchange on January 14, 2015 pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act.

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INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is being filed by MSC Industrial Direct Co., Inc. (the “Company”) to register an additional 350,000 shares of the Company’s Class A Common Stock reserved for issuance under the MSC Industrial Direct Co., Inc. Amended and Restated Associate Stock Purchase Plan.

Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Company’s earlier registration statements on Form S-8, Registration Nos. 333-156850 and 333-70293, filed with the Securities and Exchange Commission (the “Commission”) on January 22, 2009 and January 8, 1999, respectively.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference the following documents filed with the Commission:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended August 30, 2014, filed on October 29, 2014;

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 29, 2014, filed on January 8, 2015; and

(c) The Company’s Current Reports on Form 8-K filed with the Commission on October 22, 2014, October 28, 2014 (excluding Item 2.02 and Exhibit 99.1), October 31, 2014 , November 17, 2014, December 3, 2014 (2 filings), and December 17, 2014; and

(d)  The description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on December 8, 1995, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of such documents deemed not to be filed) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

To the fullest extent permitted by Sections 722, 723 and 725 of the New York Business Corporation Law, as amended, the law of the state in which the Company is incorporated, Article EIGHTH of the Company’s Certificate of Incorporation and Article 7 of the Company’s By-Laws require the Company, within certain limitations, to indemnify any person by reason of the fact that he or she, his or her testator or intestate, was a director or officer of the Company, or served any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Company, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of such entity and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

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Article SEVENTH of the Company’s Certificate of Incorporation, provides that no director of the Company shall be personally liable to the Company or its shareholders for damages for any breach of duty in such capacity, unless a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719, or its successor, of the New York Business Corporation Law.

The Company maintains a directors and officers liability insurance policy which, subject to certain limitations, insures the directors and officers of the Company against certain costs, expenses and liabilities arising in connection with claims, actions, suits or proceedings, which may be brought against them by reason of their being or having been directors or officers of the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith
4.01	Registrant’s Certificate of Incorporation	S-1	33-98832	11/1/1995	3.01
4.02	Amended and Restated By-Laws of the Registrant, as amended on October 24, 2012	8-K	001-14130	10/26/2012	3.1
4.03	Specimen of Class A Common Stock Certificate	S-1	33-98832	11/1/1995	4.01
4.04	Amended and Restated Associate Stock Purchase Plan of the Registrant, as amended and restated effective January 15, 2015.					X
5.01	Opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP as to the legality of the shares being registered.					X
23.01	Consent of Curtis, Mallet-Prevost, Colt & Mosle LLP (included in Exhibit 5.01).					X
23.02	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.					X
24.01	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).					X

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Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

	(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)		The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)		Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Melville, State of New York, on this 15th day of January, 2015.

MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ Erik Gershwind
Erik Gershwind
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Erik Gershwind and Jeffrey Kaczka, each or any of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Erik Gershwind	President and Chief Executive Officer and Director	January 15, 2015
Erik Gershwind	(Principal Executive Officer)

/s/ Jeffrey Kaczka	Executive Vice President and	January 15, 2015
Jeffrey Kaczka	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Mitchell Jacobson	Chairman of the Board of Directors	January 15, 2015
Mitchell Jacobson

/s/ David Sandler	Executive Vice Chairman of the Board of Directors	January 15, 2015
David Sandler

/s/ Jonathan Byrnes	Director	January 15, 2015
Jonathan Byrnes

/s/ Roger Fradin	Director	January 15, 2015
Roger Fradin

/s/ Louise Goeser	Director	January 15, 2015
Louise Goeser

/s/ Denis Kelly	Director	January 15, 2015
Denis Kelly

/s/ Philip Peller	Director	January 15, 2015
Philip Peller

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EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith
4.01	Registrant’s Certificate of Incorporation	S-1	33-98832	11/1/1995	3.01
4.02	Amended and Restated By-Laws of the Registrant, as amended on October 24, 2012	8-K	001-14130	10/26/2012	3.1
4.03	Specimen of Class A Common Stock Certificate	S-1	33-98832	11/1/1995	4.01
4.04	Amended and Restated Associate Stock Purchase Plan of the Registrant, as amended and restated effective January 15, 2015.					X
5.01	Opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP as to the legality of the shares being registered.					X
23.01	Consent of Curtis, Mallet-Prevost, Colt & Mosle LLP (included in Exhibit 5.01).					X
23.02	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.					X
24.01	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).					X

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